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                                                                    Exhibit 10.3

                                   AGREEMENT

     This Agreement, dated December 3, 2001 (this "Agreement"), is entered into by and among UnitedGlobalCom, Inc., a Delaware corporation (the "Company"), UIH Funding Corp. ("Funding"), Salomon Smith Barney Inc. ("SSB"), TD Securities
(USA) Inc. ("TD"), J.P. Morgan Securities Inc. (formerly known as Chase Securities Inc., "JP" and, together with Funding, SSB and TD, the "Purchasers"), Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC").

                                   RECITALS
                                   --------

     WHEREAS, Funding is the holder of all of the outstanding 10 7/8% Senior Discount Notes due 2009 (the "Notes") issued under the indenture (the "Indenture"), dated as of April 29, 1999, between the Company and Firstar Bank, N.A. (f/k/a Firstar Bank of Minnesota, N.A.), as trustee (the "Trustee");

     WHEREAS, Funding, SSB, TD and JP are the beneficial holders of all of the outstanding Notes in the respective aggregate principal amounts at maturity set forth on Schedule 1 hereto;

     WHEREAS, in consideration of, and as a condition to, the Purchasers' purchase of the Notes, the Company entered into the Fee Letter, dated April 29, 1999 (as amended pursuant to that certain Amendment to Fee Letter, dated May 13, 1999, the "Original Fee Letter"), among the Company, the Purchasers and DLJSC, setting forth certain fees, terms and provisions relating to the distribution and resale of the Notes;

     WHEREAS, pursuant to Section 3(c) of the Original Fee Letter, the Company has agreed (the "Make-Whole Obligation") that if the Notes are sold pursuant to a Resale (as defined in the Original Fee Letter) for less than the then accreted value of such Notes sold, the Company would pay promptly to the Purchasers a sum in cash equal to the difference between the resale price of such Notes and the accreted value of such Notes as of the Resale Pricing Date (as such term is used in the Original Fee Letter);

     WHEREAS, the Company, the Purchasers and DLJSC amended the Original Fee Letter pursuant to that certain Letter Agreement, dated May 23, 2001, among the
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Company, the Purchasers and DLJSC (the "Letter Agreement," and, together with the Original Fee Letter, the "Fee Letter") pursuant to which the Purchasers agreed to modify their rights to resell the Notes as specified therein and agreed to waive certain rights in connection with the incurrence of certain indebtedness by one of the Company's subsidiaries in consideration for certain guarantees and other agreements by the Company and its affiliate, New UnitedGlobalCom, Inc., a Delaware corporation ("New United");

     WHEREAS, the Company and the Purchasers have determined that the Accreted Value (as defined in the Indenture) of the Notes is $275,062,174.52 but the value of the Notes would be no more than $33,753,108.73 if the Notes were sold at this time to a third party and, therefore, the Make-Whole Obligation would be substantial and that a resale of the Notes to a third party would be materially adverse to the Company;

     WHEREAS, concurrently with the execution of this Agreement, the Company has agreed to sell certain shares of the Company's Class A Common Stock, par value $0.01 per share (the "Common Shares") to Liberty Media Corporation ("Liberty") for net cash proceeds of $20,000,000 (the "Common Shares Proceeds");

     WHEREAS, the Company has proposed, and the Purchasers have agreed, to resell the Notes to the Company for $20,000,000, which will be paid from the net cash proceeds received by the Company from the sale of the Common Shares, instead of reselling the Notes to a third party;

     WHEREAS, therefore, the Company has proposed, and the Purchasers have agreed on the terms set forth herein, to accept payments from the Company in satisfaction of the Make-Whole Obligation equal to $241,309,065.79 (such amount, "Reimbursement Amount");

     WHEREAS, Liberty has agreed to repay $241,309,065.79 (such amount, the "Repayment Amount") in respect of principal and accrued interest on one or more loans (the "Liberty Loans") extended by the Company (or its subsidiaries) to Liberty; and

     WHEREAS, Liberty has proposed, and the Purchasers have agreed, that the Purchasers (or their affiliates) will purchase new senior notes of Liberty.

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     NOW, THEREFORE, in consideration of their mutual promises made herein, and for other good and valuable consideration, receipt of which is hereby acknowledged by each party, the parties, intending to be legally bound, hereby agree as follows:

        Section 1. Resale of the Notes. Immediately upon receipt of the Common Shares Proceeds, Funding will sell to the Company, and the Company will purchase from Funding, the Notes by immediately paying to the Purchasers, pro rata in accordance with the respective principal amounts at maturity of the Notes as specified in Schedule 1 attached hereto, $20,000,000 in cash by wire transfer of funds (such amount, the "Resale Amount"). The Resale shall take place as follows:

               (a) Delivery of Securities. Immediately upon receipt of the Common Shares Proceeds: (i) Funding will deliver to the Company and the Company will acquire from Funding all of the outstanding Notes, and (ii) the Company will pay to the Purchasers the Resale Amount.

               (b) Cancellation of the Notes. Upon receipt of the Notes from Funding, the Company shall promptly deliver all of the Notes to the Trustee for cancellation in accordance with the terms of the Indenture.

        Section 2. Make-Whole Payment. The Company, the Purchasers and DLJSC agree that, the Company shall satisfy in full the Make-Whole Obligation by paying to the Purchasers, immediately upon receipt of the repayment of the Liberty Loans, pro rata in accordance with the respective principal amounts at maturity of the Notes as specified in Schedule 1 attached hereto, an amount equal to the Reimbursement Amount.

        Section 3. Releases of the Company and New United. Immediately after receipt of the Resale Amount and the Reimbursement Amount as set forth herein, Funding, the Purchasers and DLJSC shall execute and deliver to the Company the release attached hereto as Exhibit A (the "Company Release") and execute and
                           ---------
deliver to New United the release attached hereto as Exhibit B.
                                                     ---------

        Section 4. Closing. The transactions contemplated by this agreement shall, subject to the conditions contained herein, be consummated on the date hereof. Immediately upon receipt of the Common Shares Proceeds, the Company will pay the Resale Amount to the Purchasers as directed in the direction procedures set forth in Exhibit C. Immediately upon receipt of the Repayment Amount, the
             ---------
Company will pay the Reimbursement Amount to the Purchasers as directed in the direction procedures set forth in Exhibit C. The Company will provide for the
                                  ---------
delivery of officers'

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certificates, substantially in the form attached as Exhibit D hereto, and an
                                                    ---------
opinion of counsel, substantially in the form attached as Exhibit E hereto,
                                                          ---------
prior to the consummation of the transactions contemplated hereby.

        Section 5. Reinstatement. Notwithstanding anything to the contrary contained herein or contained in the Company Release, the Company covenants that the Company's obligations, but not New United's obligations, under the Fee Letter shall be reinstated if and to the extent that any portion of the Reimbursement Amount must be restored, returned or otherwise repaid by any of the Purchasers or DLJSC to the Company or any creditor of the Company for any reason whatsoever, including upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company, all as though such portion of the Reimbursement Amount had not been paid to the Purchasers.

        Section 6. Representations and Warranties of the Company. The Company represents and warrants to the Purchasers and DLJSC as follows:

               (a) Organization; Powers. The Company is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to own its property and assets and (iii) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

               (b) Authorization. The execution, delivery and performance by the Company of this Agreement (a) have been duly authorized by all requisite corporate action on the part of the Company and (b) do not and will not (i) violate any laws or regulations applicable to the Company, the certificate or bylaws of the Company or any order, judgment or decree of any court or other agency of government binding on the Company, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default or event of default under any contract, lease, instrument, indenture, note or other agreement of or binding upon the Company, (iii) result in or require the creation or imposition of any lien upon any of the properties or assets of the Company, or (iv) require any approval of stockholders or any approval or consent of any person under any contract, lease, instrument, indenture, note or other agreement of or binding upon the Company, except for such approvals or consents which have been obtained on or before the date hereof or approvals or consents of which the failure to obtain would not have a material adverse effect on (1) the business, financial condition or results of operations of the Company or (2) the Company's ability to perform its obligations under this Agreement.

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               (c)  Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

               (d) Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any governmental authority or agency is or will be required by the Company in connection with the execution, delivery and performance of this Agreement, other than periodic reports required to be filed under the Securities Exchange Act of 1934, as amended.

               (5) Purchase of the Notes From the Common Shares Proceeds. The Company shall purchase the Notes solely with the Common Shares Proceeds.

        Section 7. Representations and Warranties of the Purchasers and DLJSC. Each of the Purchasers and DLJSC represents and warrants to the Company as follows:

               (a) Organization; Powers. Such party (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and (ii) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

               (b) Authorization. The execution, delivery and performance by such party of this Agreement (a) have been duly authorized by all requisite corporate action on the part of such party and (b) do not and will not violate any laws or regulations applicable to such party, the certificate or bylaws of such party or any order, judgment or decree of any court or other agency of government binding on such party.

               (c) Enforceability. This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party enforceable against such party in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

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          Section 8.  Reimbursement and Cooperation.

                 (a) The Company agrees to reimburse each of the Purchasers, DLJSC and each of their respective officers, directors, employees, agents, representatives and affiliates (collectively called the "Indemnitees") for the fees and expenses of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced, threatened or in any manner resulting from, connected with, in respect of, relating to or arising out of this Agreement or the transactions contemplated hereby, whether or not such Indemnitee shall be designated as a party thereto. Any reimbursement to which an Indemnitee is entitled under this Section 8 shall be paid to the Indemnitee upon demand by such Indemnitee. The reimbursement agreements contained in this Section 8 and the representations and warranties of the Company set forth in this Agreement shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of the Purchasers or DLJSC or any person controlling the Purchasers or DLJSC, (ii) acceptance of the Common Shares or the Reimbursement Amount hereunder, and (iii) any termination of this Agreement. A successor to any of the Purchasers or DLJSC or any person controlling any of the Purchasers or DLJSC, shall be entitled to benefits of the reimbursement agreements contained in this Section 8.

                 (b) The Company agrees to use commercially reasonable efforts to fully cooperate with the Purchasers and DLJSC in connection with any action, claim, suit or proceeding arising out of, resulting from, or challenging the validity of, the transactions contemplated by this Agreement, including, without limitation, in connection with any bankruptcy or insolvency proceeding and to use commercially reasonable efforts to defend the validity of the transactions contemplated by this Agreement in connection with any such action, claim, suit or proceeding.

          Section 9. Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that each of the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject

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matter jurisdiction, in addition to any other remedy to which any party hereto may be entitled, at law or in equity.

          Section 10. Severability. If any provision of this Agreement shall have been determined to be unenforceable by a court of competent jurisdiction or as a result of binding arbitration, such provision shall, as to such jurisdiction, be ineffective to the extent of such unenforceability, without invalidating the remaining provisions hereof, the other provisions of this Agreement shall nonetheless remain in full force and effect, and such unenforceability in any jurisdiction shall not render unenforceable such provision in any other jurisdiction.

          Section 11. Timing. Each of the parties hereto agrees that time shall be of the essence for all purposes of this Agreement.

          Section 12. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

          Section 13. Jurisdiction. Each party hereto irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the city of New York over any suit, action or proceeding arising out of or relating to this Agreement or any other documents, agreements or instruments contemplated by or referred to herein or the transactions contemplated hereby or the enforcement of any of the terms hereof of any such other documents, agreements or instruments. To the fullest extent it may effectively do so under applicable law, each party hereto irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

          Section 14. Waiver of Jury Trial. EACH PARTY HERETO WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING UNDER OR OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING HERETO OR THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREBY. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of the

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transactions contemplated hereby, including, without limitation, contract claims, tort claims, breach of duty claims, and other common law and statutory claims.

          Section 15. Clear Market Agreement. To induce the Purchasers to enter into this Agreement, the Company during the period commencing on the date hereof and ending 90 days after the date hereof, agrees, except in the case of a Permitted Transfer, not to, and agrees not allow any of its subsidiaries to, (x) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any securities of Liberty or any securities convertible into or exercisable or exchangeable for any securities of Liberty or (y) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any securities of Liberty (regardless of whether any of the transactions described in clause (x) or (y) is to be settled by the delivery of any of securities of Liberty, or such other securities, in cash or otherwise), without the prior written consent of DLJSC. For purposes of this Section 18, a "Permitted Transfer" means the payment of dividends or the making of other distributions to or on behalf of, or the payment of any obligation to or on behalf of, or any other transfer of assets or property to or on behalf of, or the making or payment of any loans or advances to or on behalf of, the Company or any Subsidiary (as defined in the Indenture, dated as of February 5, 1998, between the Company and Firstar Bank of Minnesota, N.A., as Trustee, relating to the issuance of $1,375,000,000 of the Company's 10 3/4% Senior Secured Notes due 2008 Indenture) of the Company. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not prohibit the purchase of debt securities by the Company or its subsidiaries from Liberty.

          Section 16. Effectiveness; Counterparts. This Agreement shall become effective upon execution and delivery of a counterpart hereto by the Company, the Purchasers and DLJSC. This Agreement be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same agreement. Delivery of a counterpart hereof by facsimile shall be effective as delivery of a manually signed counterpart hereof.

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          IN WITNESS WHEREOF, the parties to this Agreement have executed or caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

UNITEDGLOBALCOM, INC.

By  /s/ Michael T. Fries
  ----------------------
Name: Michael T. Fries
Title: President

                                        UIH FUNDING CORP.

                                        By    /s/ David Posnick
                                          ------------------------------
                                        Name:     David Posnick
                                        Title:

                                        DONALDSON, LUFKIN &
                                        JENRETTE SECURITIES CORPORATION

                                        By    /s/ David Posnick
                                          ------------------------------
                                        Name:     David Posnick
                                        Title:

                                        SALOMON SMITH BARNEY INC.

                                        By    /s/ Robert D. Miller
                                          ----------------------------------
                                        Name:  Robert D. Miller
                                        Title: Director


                                        J.P. MORGAN SECURITIES INC.

                                        By   /s/ Christopher Boege
                                          ----------------------------------
                                        Name:  Christopher Boege
                                        Title: Vice President


                                        TD SECURITIES (USA) INC.

                                        By   /s/ Tom Regan
                                          ----------------------------------
                                        Name:  Tom Regan
                                        Title: Managing Director

                                                                      Schedule 1
                                                                      ----------

Purchaser                          Principal Amount at Maturity
---------                          ----------------------------

UIH Funding Corp.                           $177,500,000
Salomon Smith Barney                        $ 59,167,000
TD Securities (USA) Inc.                    $ 59,167,000
J.P. Morgan Securities Inc.                 $ 59,166,000

                                    S-1-1